As filed with the Securities and Exchange Commission on October 3, 2016

Registration No. 333-213422

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POET TECHNOLOGIES INC.

(Exact name of Registrant as specified in its charter)

Province of Ontario, Canada	3674
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number (if applicable))

120 Eglinton Avenue East, Ste. 1107

Toronto, Ontario

M4P 1E2, Canada

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Katten Muchin Rosenman LLP 525 W. Monroe Street Chicago, IL 60661-3693 Attn: Mark D. Wood (312) 902-5200	Bennett Jones LLP 3400 One First Canadian Place P.O. Box 130 Toronto, Ontario M5X 1A4, Canada Attn: James Clare (416) 777-6245

Approximate date of commencement of proposed sale of the securities to public:

From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒	at some future date (check appropriate box below)

1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.	☒	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

EXPLANATORY NOTE

The sole purpose of this Pre-Effective Amendment No. 1 to the Registration Statement on Form F-10 is to file and add Exhibit 7.1, the Form of Indenture. Accordingly, this Pre-Effective Amendment No. 1 consists only of the facing page, this explanatory note, and Parts II and III of the Registration Statement. This Pre-Effective Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement and, accordingly, such prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION

Section 136 of the Ontario Business Corporations Act and Section 6 of the Amended and Restated By-Law No. 1 of the Corporation (the “Bylaws”) (as amended) provide for indemnification of directors and officers of the Corporation.

Section 136 of the Ontario Business Corporations Act provides as follows:

Indemnification

136. (1) A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. 2006, c. 34, Sched. B, s. 26.

Advance of costs

(2) A corporation may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1), but the individual shall repay the money if the individual does not fulfil the conditions set out in subsection (3). 2006, c. 34, Sched. B, s. 26.

Limitation

(3) A corporation shall not indemnify an individual under subsection (1) unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request. 2006, c. 34, Sched. B, s. 26.

Same

(4) In addition to the conditions set out in subsection (3), if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual under subsection (1) unless the individual had reasonable grounds for believing that the individual’s conduct was lawful. 2006, c. 34, Sched. B, s. 26.

Derivative actions

(4.1) A corporation may, with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3). 2006, c. 34, Sched. B, s. 26.

Right to indemnity

(4.2) Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking an indemnity,

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(a) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b) fulfils the conditions set out in subsections (3) and (4). 2006, c. 34, Sched. B, s. 26.

Insurance

(4.3) A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual,

(a) in the individual’s capacity as a director or officer of the corporation; or

(b) in the individual’s capacity as a director or officer, or a similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request. 2006, c. 34, Sched. B, s. 26.

Application to court

(5) A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit. R.S.O. 1990, c. B.16, s. 136 (5).

Idem

(6) Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel. R.S.O. 1990, c. B.16, s. 136 (6).

Section Amendments with date in force (d/m/y)

Section 6 of the Bylaws contains the following provisions with respect to indemnification of the Corporation’s directors and officers with respect to certain insurance maintained by the Corporation with respect to its indemnification obligations:

6. PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

6.1	Indemnification of Directors and Officers. The Corporation shall indemnify a director or officer, a former director or officer or a person who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and the heirs and legal representatives of such a person to the fullest extent permitted by the Act.

6.2	Insurance. The Corporation may purchase and maintain insurance for the benefit of any person referred to in section 6.1 to the extent permitted by the Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

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EXHIBITS

The following exhibits have been filed as part of the Registration Statement:

Exhibit Number	Description

4.1	Annual Information Form for the year ended December 31, 2015, dated March 17, 2016 as amended dated March 17, 2016, on Form 20-F filed with the Commission on March 17, 2016, as amended on Form 20-F/A filed with the Commission on March 18, 2016 (File No. 000-55135).

4.2*	Management Information Circular, dated May 24, 2016, relating to the annual meeting of the Corporation’s shareholders held on July 7, 2016.

4.3	Consolidated Audited Financial Statements for the years ended December 31, 2015, 2014, and 2013, together with the auditors' report thereon (incorporated by reference to the Corporation’s Annual Report on Form 20-F/A filed with the Commission on March 18, 2016 (File No. 000-55135)).

4.4*	Management’s Discussion and Analysis for the year ended December 31, 2015 (as amended).

4.5	Interim consolidated financial statements for the six months ended June 30, 2016 (incorporated by reference to Exhibit 99.1 to the Corporation’s Report on Form 6-K furnished to the Commission on August 30, 2016 (File No. 000-55135)).

4.6	Management’s Discussion and Analysis for the six months ended June 30, 2016 (incorporated by reference to Exhibit 99.2 to the Corporation’s Report on Form 6-K filed furnished to the Commission on August 30, 2016 (File No. 000-55135)).

4.7	Material Change Report dated May 4, 2016 concerning the acquisition by the Corporation of DenseLight Semiconductors Pte. Ltd. (incorporated by reference to Exhibit 99.1 to the Corporation’s Report on Form 6-K furnished to the Commission on May 5, 2016 (File No. 000-55135)).

4.8	Material Change Report dated January 12, 2016 concerning the Corporation’s multi-year development and supply agreement with EpiWorks Inc. (incorporated by reference to Exhibit 99.1 to the Corporation’s Report on Form 6-K furnished to the Commission on January 12, 2016 (File No. 000-55135)).

5.1*	Consent of Marcum LLP, independent registered public accounting firm.

6.1*	Power of Attorney (contained on the signature page of the Form F-10 Registration Statement filed with the Commission on September 1, 2016).

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7.1**	Form of Indenture.

______________________

*Previously filed as an exhibit to this Registration Statement

**Filed herewith

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Corporation undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Registration Statement on Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

(a) The Corporation has previously filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b) Pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, as amended, the Corporation will designate at a later date a trustee under the indenture included as Exhibit 7.1 hereto, and will file at such later date an application for determining such trustee’s eligibility under the Trust Indenture Act of 1939, as amended.

(c) Any change to the name or address of the agent for service of the Corporation shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Corporation certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form F-10 and has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on October 3, 2016.

POET Technologies Inc.

By:	/s/ Suresh Venkatesan
Name: Suresh Venkatesan
Title: Chief Executive Officer

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Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on October 3, 2016.

Signature	Title

/s/ Suresh Venkatesan Suresh Venkatesan	Chief Executive Officer and Director (Principal Executive Officer)

* Kevin Barnes	Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Ajit Manocha	Executive Chairman of the Board of Directors

* John O’Donnell	Director

* Chris Tsiofas	Director

* Todd A. DeBonis	Director

* David E. Lazovsky	Director

* Mohandas Warrior	Director

*By:	/s/ Suresh Venkatesa
Suresh Venkatesan
Attorney-in-fact

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Pre-Effective Amendment No. 1 to the Registration Statement, solely in the capacity of the duly authorized representative of POET Technologies Inc. in the United States, on October 3, 2016.

POET Technologies Inc.

By:	/s/ Suresh Venkatesan
Name: Suresh Venkatesan
Title: Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Description

4.1	Annual Information Form for the year ended December 31, 2015, dated March 17, 2016 as amended dated March 17, 2016, on Form 20-F filed with the Commission on March 17, 2016, as amended on Form 20-F/A filed with the Commission on March 18, 2016 (File No. 000-55135).

4.2*	Management Information Circular, dated May 24, 2016, relating to the annual meeting of the Corporation’s shareholders held on July 7, 2016.

4.3	Consolidated Audited Financial Statements for the years ended December 31, 2015, 2014, and 2013, together with the auditors' report thereon (incorporated by reference to the Corporation’s Annual Report on Form 20-F/A filed with the Commission on March 18, 2016 (File No. 000-55135)).

4.4*	Management’s Discussion and Analysis for the year ended December 31, 2015 (as amended).

4.5	Interim consolidated financial statements for the six months ended June 30, 2016 (incorporated by reference to Exhibit 99.1 to the Corporation’s Report on Form 6-K furnished to the Commission on August 30, 2016 (File No. 000-55135)).

4.6	Management’s Discussion and Analysis for the six months ended June 30, 2016 (incorporated by reference to Exhibit 99.2 to the Corporation’s Report on Form 6-K filed furnished to the Commission on August 30, 2016 (File No. 000-55135)).

4.7	Material Change Report dated May 4, 2016 concerning the acquisition by the Corporation of DenseLight Semiconductors Pte. Ltd. (incorporated by reference to Exhibit 99.1 to the Corporation’s Report on Form 6-K furnished to the Commission on May 5, 2016 (File No. 000-55135)).

4.8	Material Change Report dated January 12, 2016 concerning the Corporation’s multi-year development and supply agreement with EpiWorks Inc. (incorporated by reference to Exhibit 99.1 to the Corporation’s Report on Form 6-K furnished to the Commission on January 12, 2016 (File No. 000-55135)).

5.1*	Consent of Marcum LLP, independent registered public accounting firm.

6.1*	Power of Attorney (contained on the signature page of the Form F-10 Registration Statement filed with the Commission on September 1, 2016).

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7.1**	Form of Indenture.

______________________

* Previously filed as an exhibit to the Registration Statement

** Filed herewith

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